Exhibit 99.4

VERACYTE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

On September 16, 2014, Allegro Diagnostics Corp. (“Allegro”) merged with Full Moon Acquisition, Inc., a wholly-owned subsidiary of Veracyte, Inc. (“Veracyte” or the “Company”), (“Merger”) with Allegro surviving the Merger as a wholly-owned subsidiary of the Company.  The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is presented as if the Merger had occurred on January 1, 2013. The unaudited pro forma condensed combined statement of operations presented herein is based on the historical financial statements of Veracyte and Allegro using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes.  In addition, the unaudited pro forma condensed combined statement of operations should be read in conjunction with the separate audited historical financial statements of Veracyte as of and for the year ended December 31, 2014, and the related notes, included in the Annual Report on Form 10-K for the year ended December 31, 2014, filed by Veracyte with the Securities and Exchange Commission.

The unaudited pro forma condensed combined statement of operations does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined statement of operations also does not include any future integration costs. The unaudited pro forma condensed combined statement of operations has been prepared for illustrative purposes only and is not necessarily indicative of the results of operations in future periods or the results that would have been realized had Veracyte and Allegro been a combined company during the specified period.  There were no transactions between Veracyte and Allegro during the period presented in the unaudited pro forma condensed combined statement of operations that would need to be eliminated.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2014

(in thousands, except per share amounts)

	Historical Veracyte	Historical Allegro (Note 1)	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenue	$38,190	$—	$—		$38,190
Operating expenses:
Cost of revenue	16,606	—	—		16,606
Research and development	9,804	563	—		10,367
Selling and marketing	21,932	—	—		21,932
General and administrative	18,854	1,316	(2,162)	(a)	18,008
Total operating expenses	67,196	1,879	(2,162)		66,913
Loss from operations	(29,006)	(1,879)	2,162		(28,723)
Interest expense	(439)	(403)	403	(b)	(439)
Change in fair value of derivative liability	—	(1,874)	1,874	(b)	—
Other income, net	72	—	—		72
Net loss and comprehensive loss	$(29,373)	$(4,156)	$4,439		$(29,090)
Net loss per common share, basic and diluted	$(1.36)				$(1.30)
Weighted-average shares used in computing net loss per common share, basic and diluted	21,639		682	(c)	22,321

(1)         Historical Allegro results are up to the date of the Merger.

See accompanying notes to the unaudited pro forma condensed combined statement of operations.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

1. Basis of Presentation

On September 16, 2014, Allegro merged with Full Moon Acquisition, Inc., a wholly-owned subsidiary of the Company, (“Merger”) with Allegro surviving the Merger as a wholly-owned subsidiary of the Company.  Allegro was a privately-held company based in Maynard, Massachusetts, focused on the development of genomic tests to improve the preoperative diagnosis of lung cancer.  At the effective time of the Merger, each share of the common stock of Full Moon Acquisition, Inc. issued and outstanding immediately prior to the effective time of the Merger was automatically converted into one share of common stock of Allegro and represented the only outstanding common stock of Allegro at the effective time of the Merger; all previously issued and outstanding shares of common stock of Allegro were canceled.  The Series A preferred stock of Allegro issued and outstanding immediately prior to the effective time of the Merger was cancelled and automatically converted into the right to receive a total of 964,377 shares of the Company’s common stock and $2.7 million in cash.  Outstanding indebtedness of Allegro totaling $4.3 million was settled in cash by the Company on the effective date of the Merger.  All outstanding stock options under Allegro’s equity incentive plan were canceled.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is presented as if the Merger had occurred on January 1, 2013. The unaudited pro forma condensed combined statement of operations was prepared using the acquisition method of accounting, based on the historical financial statements of Veracyte and Allegro.

Acquisition of Allegro

The Merger was accounted for using the acquisition method of accounting with the Company treated as the accounting acquirer.  The purchase price was allocated based on the estimated fair value of the assets acquired and liabilities assumed at the date of the acquisition.

The acquisition consideration was comprised of (in thousands):

Stock	$10,078
Cash	2,725
Payment of outstanding indebtedness	4,290
Total acquisition consideration	$17,093

Under the acquisition method of accounting, identifiable assets and liabilities of Allegro, including identifiable intangible assets, were recorded based on their estimated fair values as of the effective time of the Merger. Tangible assets and liabilities were valued at their respective carrying amounts. Management believes that these amounts approximated their fair values.

2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible and intangible assets and liabilities of Allegro to reflect the estimate of their fair values, and to reflect the impact on the statement of operations of the Merger as if the companies had been combined during the period presented therein. The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations are as follows:

(a)               To record non-recurring acquisition-related transaction costs related to bonuses and severance payments to employees of $1.2 million and professional service fees of $1.0 million, directly related to the Merger.

(b)               To record the settlement of Allegro’s outstanding indebtedness immediately prior to the closing of the Merger. Allegro’s non-convertible promissory note, with an outstanding balance of $1.4 million including accrued interest, was paid by the Company on behalf of Allegro immediately prior to the closing of the Merger. Allegro’s remaining convertible promissory notes, with an outstanding principal balance of $5.3 million and related accrued interest, were converted into Allegro Series A preferred stock immediately prior to the closing date of the Merger and the related derivative liability was extinguished.  The preferred stock was subsequently exchanged for 964,377 shares of the Company’s common stock.

(c)                To reflect the pro forma weighted average shares outstanding during the year ended December 31, 2014 related to the issuance of 964,377 shares of the Company’s common stock for the acquisition as if the Merger had occurred on January 1, 2013.